shared/domestic/clients/shearosn/fund/mamu
                 TRANSFER AND ASSUMPTION OF
                INVESTMENT ADVISORY AGREEMENT

                             for
         SMITH BARNEY MASSACHUSETTS MUNICIPALS FUND

       TRANSFER AND ASSUMPTION OF INVESTMENT ADVISORY AGREEMENT, made as of the 7th day of November, 1994, by and among Smith Barney Massachusetts Municipals Fund, a Massachusetts business trust (the "Trust"), Mutual Management Corp., a New York corporation ("MMC"), and Smith Barney Mutual Funds Management Inc. ("SBMFM") a Delaware corporation.

      WHEREAS, the Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended
(the "Act"); and

           WHEREAS, the Trust, on behalf of the Funds, and MMC entered into an Investment Advisory Agreement on July 30, 1993, under which MMC serves as the investment adviser (the "Investment Adviser") for the Funds of the Trust; and

       WHEREAS, MMC desires that its interest, rights, responsibilities and obligations in and under the Investment Advisory Agreement be transferred to SBMFM and SBMFM desires to assume MMC's interest, rights, responsibilities and obligations in and under the Investment Advisory Agreement; and

      WHEREAS, this Agreement does not result in a change of actual control or management of the Investment Adviser to the Trust and, therefore, is not an "assignment" as defined in Section 2(a)(4) of the Act nor an "assignment" for the purposes of Section 15(a)(4) of the Act.

       NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Assignment. Effective as of November 7, 1994 (the "Effective Date"), MMC hereby transfers to SBMFM all of MMC's interest, rights, responsibilities and obligations in and under the Investment Advisory Agreement dated July 30, 1993, to which MMC is a party with the Trust.

      2. Assumption and Performance of Duties. As of the Effective Date, SBMFM hereby accepts all of MMC's interest and rights, and assumes and agrees to perform all of MMC's responsibilities and obligations in, and under the Investment Advisory Agreement; SBMFM agrees to subject to all of the terms and conditions of said Agreement; and SBMFM shall indemnify and hold harmless MMC from any claim or demand made thereunder arising or incurred after the Effective Date.

      3. Representation of SBMFM. SBMFM represents and warrants that: (1) it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and
(2) Smith Barney Holdings Inc. is its sole shareholder.

      4. Consent. The Trust hereby consents to this transfer by MMC to SBMFM of MMC's interest, rights, responsibilities and obligations in and under the Investment Advisory Agreement and to the acceptance and assumption by SBMFM of the same. The Trust agrees, subject to the terms and conditions of said Agreement, to look solely to SBMFM for the performance of the Investment Adviser's responsibilities and obligations under said Agreement from and after the Effective Date, and to recognize as inuring solely to SBMFM the interest and rights heretofore held by MMC thereunder.

      5. Limitation of Liability of Trustees, Officers and Shareholders. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Trust, personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually of to impose any liability on any of them, personally, but shall bond only the trust property of the Trust as provided in its Declaration of Trust.

     6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers hereunto duly attested.

Attest:


                         By:
Secretary                     Smith Barney Massachusetts
Municipals Fund



Attest:


                         By:
Secretary                     Mutual Management Corp.




Attest:



                         By:
Secretary                     Smith Barney Mutual Funds
                              Management Inc.